Exhibit 99.2

CONSOLIDATED FINANCIAL STATEMENTS
Caliber Home Loans, Inc. and Subsidiaries

As of the Years Ended December 31, 2020 and 2019, and for the periods ended  December 31, 2020, 2019 and 2018

With Report of Independent Registered Public Accounting Firm

Caliber Home Loans, Inc. and Subsidiaries

Consolidated Financial Statements and Supplementary Information

Years Ended December 31, 2020 and 2019

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Caliber Home Loans, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Caliber Home Loans, Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive  income, changes in stockholder’s equity and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Valuation of Mortgage Servicing Rights (MSRs)
Description of the Matter
The estimated fair values of mortgage servicing rights (MSRs) were $1.2 billion at December 31, 2020. As described in Note 2 to the consolidated financial statements, the Company measures MSRs at fair value on a recurring basis with changes in fair value recorded in the statement of operations. The fair values of MSRs are based on the present value of future cash flows from servicing the underlying mortgage loans. The significant unobservable assumptions used to estimate the MSR cash flows are the discount rate, the prepayment speed and the annual, per-loan cost to service.

Auditing management’s estimate of MSRs is complex and requires judgment due to the subjectivity of the significant unobservable assumptions utilized in the calculation of the fair value. Changes to any of these assumptions could have a material impact on the fair value of the MSRs.

How We Addressed the Matter in Our Audit
To test the fair value of the MSRs, our audit procedures included, among others, testing the reasonableness of the significant unobservable assumptions and the fair value estimate. We tested the completeness and accuracy of the underlying data used within the estimate. We also tested the reasonableness of the assumptions by comparing to historical Company results and independent, market-based information. We utilized an internal valuation specialist to assist in testing management’s assumptions and the fair value estimate through developing an independent valuation and to identify potential sources of contrary information. We also compared the significant unobservable assumptions and the fair value estimate developed by management to those from the third-party valuation firms utilized by management and evaluated the competence and objectivity of those firms.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2008.

Dallas, TX

March 22, 2021

Caliber Home Loans, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share amounts)

	December 31,
	2020	2019
Assets
Cash and cash equivalents	$504,378	$90,739
Restricted cash	29,293	49,200
Servicing advances, net	160,606	119,630
Mortgage loans held for sale, at fair value	8,007,730	6,639,122
Mortgage servicing rights, at fair value	1,156,831	1,743,570
Property and equipment, net	77,055	67,352
Loans eligible for repurchase from GNMA	2,273,601	194,554
Derivative assets	315,488	100,504
Prepaid expenses and other assets	430,257	274,443
Total assets	$12,955,239	$9,279,114

Liabilities and stockholder’s equity
Accounts payable and accrued expenses	$417,148	$234,038
Servicer advance facilities, net	109,965	46,060
Warehouse credit facilities, net	7,369,193	6,316,133
MSR financing facilities, net	899,898	1,071,224
Liability for loans eligible for repurchase from GNMA	2,273,601	194,554
Derivative liabilities	95,285	22,607
Other liabilities	386,371	309,222
Total liabilities	11,551,461	8,193,838

Stockholder’s equity
Preferred stock – 15,000,000 shares authorized, no shares issued and outstanding, $0.0001 par value	—	—
Common stock – 485,000,000 shares authorized, 119,172,000 shares issued and outstanding, $0.0001 par value	12	12
Additional paid-in capital	659,644	656,341
Retained earnings	744,122	428,923
Total stockholder’s equity	1,403,778	1,085,276
Total liabilities and stockholder’s equity	$12,955,239	$9,279,114

See accompanying notes to the consolidated financial statements.

Caliber Home Loans, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Year Ended December 31,
	2020	2019	2018
Revenues:
Gain on sale, net	$2,533,112	$1,093,233	$725,802
Fee income	229,739	164,734	133,583
Servicing fees, net	501,950	490,073	485,514
Change in fair value of mortgage servicing rights	(596,954)	(565,640)	(110,086)
Other income	18,798	12,377	4,266
Total revenues	2,686,645	1,194,777	1,239,079

Operating expenses:
Compensation and benefits	1,360,367	836,688	729,937
Occupancy and equipment	48,162	46,894	57,585
General and administrative	371,079	258,031	211,916
Depreciation and amortization	32,646	31,921	29,763
Total operating expenses	1,812,254	1,173,534	1,029,201

Income from operations	874,391	21,243	209,878

Other income (expense):
Interest income	187,091	207,452	148,772
Interest expense	(170,546)	(199,944)	(173,949)
Loss on extinguishment of debt	(74)	(519)	(8,454)
Other income (expense), net	16,471	6,989	(33,631)
Net income before taxes	890,862	28,232	176,247
Income tax expense	(225,663)	(6,605)	(47,208)
Net income	$665,199	$21,627	$129,039

Earnings per share
Basic	$5.58	$0.18	$1.08

See accompanying notes to the consolidated financial statements.

Caliber Home Loans, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholder’s Equity
(In thousands)

	Common Stock Shares	Common Stock	Additional Paid in Capital	Retained Earnings	Total Stockholder’s Equity
Balance, January 1, 2018	119,172	$12	$637,660	$278,257	$915,929
Capital contributed	—	—	9,660	—	9,660
Dividends	—	—	—	—	—
Net income	—	—	—	129,039	129,039
Balance, December 31, 2018	119,172	$12	$647,320	$407,296	$1,054,628
Capital contributed	—	—	9,021	—	9,021
Dividends	—	—	—	—	—
Net income	—	—	—	21,627	21,627
Balance, December 31, 2019	119,172	$12	$656,341	$428,923	$1,085,276
Capital contributed	—	—	3,303	—	3,303
Dividends	—	—	—	(350,000)	(350,000)
Net income	—	—	—	665,199	665,199
Balance, December 31, 2020	119,172	$12	$659,644	$744,122	$1,403,778

See accompanying notes to the consolidated financial statements.

Caliber Home Loans, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2020	2019	2018
Operating activities
Net income	$665,199	$21,627	$129,039
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization expense	32,646	31,921	29,763
Amortization of debt issuance costs	9,510	8,405	17,381
Provision for servicing advance losses	9,534	13,031	14,435
Change in fair value of mortgage servicing rights	596,954	565,640	110,086
Reimbursement of MSR purchase premiums for loans that meet early payoff and early delinquency triggers	8,241	4,365	2,838
Mortgage loans originated or purchased, net of fees	(82,227,021)	(62,482,681)	(42,569,873)
Proceeds on sale of and payments of mortgage loans held for sale	82,685,074	58,605,111	43,028,226
Gain on sale, net	(2,533,112)	(1,093,233)	(725,802)
Purchase of mortgage backed securities	—	—	(71,490)
Sale of mortgage backed securities	—	27,026	44,583
Changes in operating assets and liabilities:
Servicing advances, net	(53,971)	(5,072)	(7,898)
Prepaid expenses and other assets	176,379	(34,397)	(94,776)
Accounts payable and accrued expenses	181,807	75,980	(18,412)
Other liabilities	188,093	74,410	62,333
Net cash used in operating activities	(260,667)	(4,187,867)	(49,567)

Investing activities
Purchase of mortgage servicing rights and advances	—	—	(3,470)
Purchases of property and equipment, net of disposals	(41,474)	(14,079)	(32,706)
Sale of mortgage servicing rights and advances	114,425	411,052	32,442
Net cash provided by (used in) investing activities	72,951	396,973	(3,734)

Financing activities
Proceeds from borrowings	79,935,327	63,453,816	42,993,428
Repayments of borrowings	(78,980,275)	(59,599,025)	(42,052,048)
Extinguishment of debt	(7,836)	(60,000)	(860,000)
Debt issuance cost	(14,013)	(6,534)	(15,533)
Distributions to stockholder	(350,000)	—	—
Payment of contingent consideration	(1,755)	(2,772)	(3,638)
Net cash provided by financing activities	581,448	3,785,485	62,209

Net change in cash, cash equivalents, and restricted cash	393,732	(5,409)	8,908
Cash, cash equivalents, and restricted cash at beginning of period	139,939	145,348	136,440
Cash, cash equivalents, and restricted cash at end of period	$533,671	$139,939	$145,348

See accompanying notes to the consolidated financial statements.

Caliber Home Loans, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (continued)
(In thousands)

	Year Ended December 31
	2020	2019	2018
Supplemental disclosure
Cash paid for interest expense	$158,404	$179,847	$157,488
Cash paid for income taxes	$127,478	$11	$23
Non-cash property and equipment additions	$—	$94	$9,783
Non-cash contribution of MSRs from affiliate, net of tax	$3,271	$9,021	$9,640

The following table provides a reconciliation of cash, cash equivalents and restricted cash to amounts reported within the consolidated balance sheets:

	December 31
	2020	2019	2018

Cash and cash equivalents	$504,378	$90,739	$113,704
Restricted cash	29,293	49,200	31,644
Total cash, cash equivalents, and restricted cash	$533,671	$139,939	$145,348

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020

1. Organization and Description of Business

Prior to October 19, 2020, Caliber Home Loans, Inc. (Caliber, or the Company) was a wholly owned subsidiary of LSF6 Service Operations LLC (LSF6) which was a wholly owned subsidiary of LSF6 Mid-Servicer Holdings LLC (Mid-Servicer). Mid-Servicer was a wholly-owned subsidiary of LSF Pickens Holdings, LLC, an indirect subsidiary of Lone Star Funds. On October 19, 2020, Caliber, LSF6, Mid-Servicer and LSF Pickens Holdings, entered into a restructuring transaction, whereby LSF6 distributed its equity in Caliber to Mid-Servicer and elected to be disregarded as an entity separate from Mid-Servicer for tax purposes.  Mid-Servicer transferred its equity in LSF6 to LSF Pickens Holdings, who transferred all the equity interests of LSF6 Service Operations to an affiliate Lone Star entity.  LSF6 Service Operations was removed from the Caliber structure and does not hold any assets related to Caliber’s business.  Immediately after this reorganization, Mid-Servicer was merged into Caliber and Caliber became a direct subsidiary of LSF Pickens Holdings.  Caliber accounted for this transaction in a manner similar to a pooling of interest whereby all the assets and liabilities and revenues and expenses of Mid-Servicer were consolidated with Caliber. As a part of this reorganization, Caliber’s existing common shares were cancelled and 485,000,000 new shares with a par value of $0.0001 per share were authorized, of which 119,172,000 shares are issued and outstanding. LSF Pickens Holding owns 100% of the outstanding common shares. Caliber’s existing  preferred shares were also cancelled and 15,000,000 new shares with a par value of $0.0001 were authorized; no preferred shares were issued and outstanding as part of the reorganization.

The consolidated financial statements represent the results of operations, financial position, cash flows and changes in equity of Caliber and Mid-Servicer consolidated, as if the transaction described above took place prior to January 1, 2018.

Caliber, with its wholly owned subsidiaries, Summit Trustee Services, LLC; Fort Settlement Services, LLC (FSS); and Fort Escrow, Inc. (FEI); originates, purchases, sells, and services mortgage loans secured by residential real estate. Caliber primarily originates prime credit mortgage assets, including prime conventional conforming mortgages, and Federal Housing Administration/Veterans Affairs (FHA/VA) mortgages, which it sells servicing retained or servicing released to the Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC) (collectively, the GSEs) and other investors, or transfers the loans into pools of Government National Mortgage Association (GNMA) mortgage backed securities (MBS). In addition, Caliber may also originate non-agency mortgage loans primarily for sale to an affiliate. Caliber sells mortgage servicing rights (MSRs) to market participants and performs servicing activities on behalf of investors, including the GSEs, GNMA, and private-label securitizations (non-agency). The Company also provides servicing for mortgage servicing rights acquired from third parties or contributed by affiliates. In addition, FSS and FEI provide escrow and title services for mortgage loans secured by residential real estate, the revenue from which is included in other income.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020

2. Significant Accounting Policies

Method of Accounting

The accounting records of the Company are maintained on the accrual basis of accounting. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP).

Certain prior year amounts have been reclassified to conform to current year presentation.

Basis of Presentation

The consolidated financial statements include the accounts of the Company, its subsidiaries, and those variable interest entities (VIEs) where Caliber is the primary beneficiary. All significant intercompany transactions and accounts have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates due to factors such as adverse changes in the economy, changes in interest rates, changes in prepayment assumptions, declines in home prices, discrete events adversely affecting specific borrowers, uncertainties in the economy caused by the COVID-19 pandemic, or other factors. The COVID-19 pandemic poses unique challenges to our business and the effects of the pandemic could adversely impact our ability to originate mortgages, our servicing operations, our liquidity and our employees. Estimates that are particularly significant relate to the Company’s fair value measurement of mortgage loans held for sale, mortgage servicing rights, and derivative assets and liabilities, as well as its estimates for the reserve for mortgage repurchases and indemnifications, and the calculation of recoverability of servicing related advances.

Cash and Cash Equivalents

Cash and cash equivalents includes unrestricted cash on hand in demand deposit accounts with financial institutions.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies (continued)

Restricted Cash

Restricted cash is comprised of deposits held to comply with various regulatory and lease obligations, cash collected from borrowers for payment to third parties, certain funds pledged to lenders, and cash associated with the settlement of servicing sales and acquisitions

Servicing Advances, Net

When borrowers are delinquent in making monthly payments on mortgage loans, the Company, in accordance with various servicing agreements, is required to advance principal and interest payments to certain investors and to pay insurance premiums, property taxes, and property protection costs. The Company also advances funds to process foreclosures and to maintain, repair, and market foreclosed real estate properties on behalf of investors. Advances are generally recovered from borrowers for performing loans and from the investors and loan proceeds for non-performing loans.

A reserve for servicing advances is established to absorb potential losses on advances. Changes to the  reserve are recorded in general and administrative expenses in the consolidated statements of operations. The adequacy of the reserve is evaluated based on loan status, delinquency status, lien position, collateral value, and historical losses. Management will assess the collectability of the advances, either from liquidation proceeds or the investor, and will charge off any advances deemed unrecoverable. The Company’s ability to recover advances from investors will vary depending upon the rights conveyed in the various servicing agreements.

Mortgage Loans Held for Sale

The Company originates mortgage loans primarily to transfer the loans into pools of GNMA mortgage backed securities or to sell to the GSEs or other third party investors in the secondary market. In addition, the Company originates and sells certain mortgage loans to an affiliate (see Note 15 Related Party Transactions).  Generally, all newly originated mortgage loans are delivered to third party purchasers within one month after origination. Mortgage loans held for sale can also include certain loans that have been repurchased for various origination and servicing reasons.  These loans are held at fair value until they can be resold.  Mortgage loans held for sale consist of single-family residential property mortgages originated by the Company having maturities of up to 30 years.

The Company elected the fair value reporting option for mortgage loans held for sale as permitted under ASC 825, Financial Instruments. Accordingly, mortgage loans held for sale are carried at estimated fair value with changes in fair value recognized in gain on sale, net on the consolidated statements of operations. Under fair value reporting, the Company is not permitted to defer the loan origination fees, net of direct loan origination costs associated with newly originated loans; thus, they are recognized as incurred.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies (continued)

Mortgage loans held for sale are considered de-recognized, or sold, when the Company surrenders control over the financial assets. Control is considered to have been surrendered when the transferred assets have been legally isolated from the Company, beyond the reach of the Company and its creditors; the purchaser obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and the Company does not maintain effective control over the transferred assets through an agreement that entitles or obligates the Company to repurchase or redeem the transferred assets before their maturity or the ability to unilaterally cause the holder to return specific assets.

Gains and losses from the sale of mortgages are recognized based on the difference between the sales proceeds and carrying value of the related loans and are recorded in gain on sale, net in the consolidated statements of operations. The sales proceeds reflect the cash received and the initial fair value of the separately recognized mortgage servicing rights.

Loans Eligible for Repurchase from GNMA

For certain loans that the Company transferred into GNMA securitization pools, the Company, as the issuer, has the unilateral right to repurchase without GNMA’s prior authorization any individual loan in a GNMA securitization pool if that loan meets certain criteria, including being unpaid for three consecutive months. Once the Company has the unilateral right to repurchase a delinquent loan, the Company has effectively regained control over the loan and, under GAAP, must re-recognize the loan on its consolidated balance sheets and establish a corresponding repurchase liability regardless of the Company’s intention to repurchase the loan. The Company records the right to repurchase these mortgage loans at their unpaid principal balances, which approximate fair value.

Mortgage Servicing Rights (MSRs)

The Company recognizes MSRs related to certain originated mortgage loans sold or transferred to third parties when servicing rights are retained.  In 2019, the Company also recognized MSRs related to certain originated non-agency loans sold to an affiliate for which the servicing rights were retained. The Company recognizes the right to service these mortgage loans as an asset on its consolidated balance sheets. The Company applies fair value accounting to these MSRs with changes in fair value recorded as charges or credits to the change in fair value of mortgage servicing rights on the consolidated statements of operations in accordance with ASC 860-50, Transfers and Servicing. The fair value of these MSRs is estimated using a stochastic discounted cash flow model that includes assumptions for prepayment speeds, discount rates, delinquency and foreclosure projections, servicing costs, and other assumptions. Management believes these assumptions are comparable to market-based assumptions for similar loan types used by other market participants in valuing MSRs. In addition, the Company obtains valuations from independent third parties to assess the reasonableness of the fair value calculated by the internal discounted cash flow model.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies (continued)

In addition, the Company receives certain servicing rights on nonperforming loans associated with securitizations structured by affiliates as non-cash capital contributions.  These servicing rights are short term in nature and are recorded at fair value. The amount recorded represents the present value of the estimated future net cash flows related to servicing certain loans and property assets. The fair value of these servicing rights was estimated using a discounted cash flow model based on internal assumptions including higher cost assumptions associated with the short term nature of the servicing that, in management’s judgment, are what a market participant would have utilized, as compared to the Company’s contractual servicing fee arrangements.

Property and Equipment, Net

Property and equipment, net is stated at cost, less accumulated depreciation. Depreciation, which includes depreciation and amortization on finance leases, is calculated using the straight-line method over the estimated useful life of the asset, ranging from three to five years, or the life of the lease, whichever is shorter. Costs to develop computer software are capitalized during the development stage, which include external direct costs of materials and services, as well as employee costs related to time spent on the project.

Leases

If the Company determines an arrangement contains a lease or lease components, then the lease will be accounted for under Topic 842 and classified as either finance or operating. At the lease commencement date, the Company recognizes a leased right-of-use (ROU) asset and corresponding lease liability based on the present value of the lease payments over the lease term. Topic 842  provided a number of optional practical expedients in transition. The Company elected the package of practical expedients, which permitted the Company not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs. The Company also elected the short-term lease recognition exemption. Under this practical expedient, for those leases that qualify, Caliber did not recognize ROU assets or lease liabilities. Caliber elected the practical expedient to not separate lease and non-lease components for all leases. The Company did not elect the use-of-hindsight practical expedient.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies (continued)

Operating leases primarily consist of various corporate, centralized and retail branch office facilities. Operating leases in which the Company is the lessee are recorded as operating lease ROU assets, included in prepaid expenses and other assets on the consolidated balance sheets, and operating lease liabilities, included in other liabilities on the consolidated balance sheets. Operating lease ROU assets represent the Company’s right to use an underlying asset during the lease term and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and operating lease liabilities are recognized at lease commencement based on the present value of the remaining lease payments using a discount rate that represents the Company’s incremental borrowing rate at the lease commencement date, as most of the Company’s leases do not provide an implicit rate. ROU assets are further adjusted for lease incentives. Operating lease expense is recognized on a straight-line basis over the lease term and is recorded in occupancy and equipment expenses in the consolidated statements of operations.

The Company’s finance leases consist of various equipment leases. A finance lease is recorded as a finance lease ROU asset with a corresponding finance lease liability at an amount equal to the present value of minimum lease payments at the commencement date. Finance lease ROU assets are depreciated on a straight-line basis based on the shorter of the Company’s useful life or the lease term. Lease payments are allocated between a reduction of the lease liability and interest expense to produce a constant periodic interest rate on the remaining balance of the lease liability. Interest expense on the lease liability is recognized separately from the amortization of the leased ROU asset in the consolidated statements of operations. Finance lease assets and liabilities are included in property and equipment, net, and other liabilities on the consolidated balance sheets, respectively.

Variable Interest Entities

In the normal course of business, Caliber enters into transactions with special purpose entities (SPEs), which primarily consist of trusts established for a limited purpose. The SPEs have been formed for the purpose of transactions in which the Company transfers assets into an SPE in return for various forms of debt obligations supported by those assets. In these transactions, the Company typically receives cash and/or other interests in the SPE as proceeds for the transferred assets. The Company retains the right to service the transferred receivables.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies (continued)

The Company evaluates its interests in each SPE for classification as a Variable Interest Entity (VIE). A VIE is an entity having either a total equity investment at risk that is insufficient to finance its activities without additional subordinated financial support, whose equity investors at risk lack the ability to control the entity’s activities, or when equity investors lack the ability to control the entity’s activities in a manner consistent with their obligation to absorb losses and/or receive benefits of the entity. When an SPE meets the definition of a VIE and the Company determines that Caliber is the primary beneficiary, the Company includes the SPE in its consolidated financial statements.

The Company has aggregated certain of these transactions as financings of advances on loans serviced for others accounted for as secured borrowings.  The Company transfers advances on loans serviced for others to SPEs in exchange for cash. Caliber consolidates these SPEs because Caliber is the primary beneficiary of the VIE. Caliber made these transfers under the terms of its servicer advance facility agreements. Caliber classifies the transferred advances on its consolidated balance sheets as servicing advances, net and the related liabilities as servicer advance facilities, net. The SPEs use collections of the pledged advances to repay principal and interest and to pay the expenses of the entity. Caliber remains the servicer of the underlying mortgage loans and has the power to direct the SPE’s activities. Caliber retains the risks and benefits associated with the assets transferred to the SPEs. Holders of the debt issued by these entities can look only to the assets of the entities themselves for satisfaction of the debt and have no recourse against Caliber.

Caliber Mortgage Participant I, LLC (the Initial Participant) was formed to acquire, receive, participate, hold, release, and dispose of participation interests in certain of Caliber’s mortgage loans held for sale (MLFHS PC). The Initial Participant transfers the MLHFS PC in exchange for cash. Caliber is the primary beneficiary of the VIE and therefore, consolidates the SPE within the results of the Company. Caliber classifies the transferred MLHFS PC on its consolidated balance sheets as mortgage loans held for sale, at fair value and the related liabilities as warehouse credit facilities, net. Caliber retains the risks and benefits associated with the assets transferred to the SPEs.

CHL GMSR Issuer Trust (the Trust), an SPE created for the purpose of transferring a participation certificate (MSR PC) representing a beneficial interest in Caliber’s GNMA MSRs in exchange for a variable funding note (MSR financing VFN) and a trust certificate with Caliber, as well for the issuance of  term notes in exchange for cash. Caliber consolidates this SPE because Caliber is the primary beneficiary of the VIE. Caliber consolidates the MSR PC within mortgage servicing rights, at fair value and the MSR financing VFN and term notes are classified as MSR financing facilities, net on its consolidated balance sheets. The SPE uses collections from a specified portion of GNMA MSR net service fees collected to repay principal and interest and to pay the expenses of the entity.

Additionally, the Company has also transferred a participation certificate representing a beneficial interest certain of Caliber’s GNMA servicer advances (servicer advance PC) to the Trust in exchange for a VFN (servicer advance VFN). Caliber classifies the transferred servicer advance PC on its consolidated balance sheets as servicing advances, net and the related liabilities as servicer advance facilities, net. The Trust use collections of the pledged advances to repay principal and interest and to pay the expenses of the servicer advance VFN.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies (continued)

Caliber remains the servicer of the underlying mortgage loans and has the power to direct its activities. Caliber retains the risks and benefits associated with the assets transferred to the SPEs. Holders of the term notes issued by the Trust can look only to the assets of the Trust for satisfaction of the debt and have no recourse against Caliber.

Refer to Note 12 Debt for further information regarding the carrying amounts of the assets and liabilities of the VIEs.

Goodwill and Intangible Assets

Goodwill is initially recorded as the excess of purchase price over fair value of identifiable net assets acquired in a business combination and subsequently evaluated for impairment. The Company tests goodwill for impairment at least annually, as of October 1st and more often if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its net carrying value. Goodwill impairment testing is performed at the reporting unit level, equivalent to a business segment or one level below. The Company performs a quantitative test to evaluate goodwill for impairment by comparing the estimated fair value of the reporting unit with its estimated net carrying value (including goodwill). The Company derives the fair value of reporting units based on valuation techniques and assumptions that the Company believes market participants would use (discounted cash flow valuation methodology). The Company then compares the fair value of the reporting unit’s goodwill with its carrying amount. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value, then an impairment loss is recognized in the amount of excess. The fair value of the reporting unit exceeded the carrying amount in 2020,  2019 and 2018. As a result, there was no impairment of goodwill in 2020,  2019 or 2018.

Intangible assets that are determined to have an indefinite life are not amortized, but are required to be evaluated at least annually for impairment. Goodwill is the Company’s only indefinite lived intangible asset. The Company amortizes finite lived intangible assets acquired in a business combination over their estimated useful life. On an annual basis, the Company evaluates whether there has been a change in the estimated useful life or if certain impairment indicators exist.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies (continued)

Servicing Fees and Other Servicing Revenue

The Company earns servicing fees, net of guarantee fees, based on contractual arrangements for servicing loans and property assets owned by third party customers and affiliates of the Company. Servicing encompasses, among other activities, the following processes: billing, collection of payments, investor reporting, customer service, loss mitigation, instituting foreclosure, and liquidation of the underlying collateral. The Company is compensated for its services with a monthly service fee that is generally expressed as a percentage of the current unpaid principal balance of the underlying loans, a fee per transaction, or a combination of the two. Caliber recognizes servicing revenues as they are earned, which is generally upon collection of the payments from the borrower or investors.

The Company is also generally entitled to various ancillary fees collected that are contractually associated with servicing the loans, such as modification and other incentive fees, late charges, non-sufficient funds fees, and other ancillary fees. All ancillary fees are recognized as income when earned, which typically occurs when cash is collected. Corresponding loan servicing costs are charged to the applicable operating expense line on the consolidated statements of operations as incurred.

Servicing fees and ancillary fees are recorded in servicing fees, net on the consolidated statements of operations.

Interest Income

Interest income on mortgage loans is calculated based on the loan’s outstanding principal balance and the contractual interest rate. Interest income is recognized during the period between funding and sale of the loan in the secondary market. The Company does not accrue interest on mortgage loans held for sale that are delinquent 90 or more days (three or more payments past due). Interest income also includes placement fees earned on custodial cash deposits associated with mortgage loans serviced.

Interest Expense

Interest expense is recorded on an accrual basis based on the Company’s various financing agreements.  Interest expense also includes amortization of capitalized debt cost and commitment fees paid on certain debt agreements.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies (continued)

Advertising Costs

Advertising costs are expensed as incurred and are included as part of general and administrative expenses. The Company incurred advertising costs of $37.0 million, $24.5 million and $17.6 million for the years ended December 31, 2020,  2019 and 2018, respectively.

Derivative Instruments

In accordance with ASC 815, Derivatives and Hedging, the Company records its derivative instruments at fair value as either assets or liabilities on the consolidated balance sheets on a gross basis. The Company has accounted for its derivative instruments as non-designated hedge instruments and uses the derivative instruments to manage interest rate risk. The Company’s derivative instruments include interest rate lock commitments (IRLCs), loan purchase commitments (LPCs), correspondent mandatory commitments, forward commitments, Treasury futures, options on Treasury futures, Eurodollar futures, and options on Eurodollar futures.

In connection with futures and forward commitments, the Company has margin agreements with its counterparties whereby both parties are required to post cash margin in the event the fair values of the derivative financial instruments meet or exceed established thresholds and minimum transfer amounts. This process substantially mitigates counterparty credit risk. The right to receive cash margin placed by the Company with its counterparties is included in prepaid expenses and other assets on the consolidated balance sheets, and the obligation to return cash margin received by the Company from its counterparties is included in other liabilities on the consolidated balance sheets. The Company records derivative assets and liabilities and related cash margin on a gross basis, even when a legally enforceable master netting arrangement exists between the Company and the derivative counterparty.

Income Taxes

Historically, the Company was included in the consolidated tax returns of Mid-Servicer, the parent company of LSF6. On October 19,2020, Caliber, LSF6, Mid-Servicer and LSF Pickens Holdings, entered into a restructuring transaction, whereby LSF6 distributed its equity in Caliber to Mid-Servicer and elected to be disregarded as an entity separate from Mid-Servicer for tax purposes and Mid-Servicer was subsequently merged into Caliber. Following this restructuring transaction, Caliber will be the filing parent of the consolidated tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements’ carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense on the consolidated statements of operations in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies (continued)

The Company analyzes uncertain income tax positions in accordance with ASC 740, Income Taxes, as required by generally accepted accounting principles. To the extent a tax position does not meet a more likely than not level of certainty, no benefit is recognized in the financial statements. If a position meets the more likely than not level of certainty, it is recognized in the consolidated financial statements at the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company’s policy is to analyze the tax positions taken with respect to all applicable income tax issues for all open tax years (in each respective jurisdiction). As of December 31, 2020, 2019 and 2018, the Company concluded that no uncertain tax positions were required to be recognized in the consolidated financial statements. It is the Company’s practice to recognize interest and penalties related to income tax matters in income tax expense. No amounts were recognized for interest and penalties during the years ended December 31, 2020, 2019 or 2018.

3. New Accounting Standards

Recent Accounting Guidance Adopted

Accounting Standards Update No. 2016-13 (ASU 2016-13) Financial Instruments - Credit Losses (Topic 326), requires expected credit losses for financial instruments held at the reporting date to be measured based on historical experience, current conditions and reasonable and supportable forecasts. The update eliminates the probable initial recognition threshold in current GAAP and, instead, reflects an entity’s current estimate of all expected credit losses. Previously, when credit losses were measured under GAAP, an entity generally only considered past events and current conditions in measuring the incurred loss.  On January 1, 2020, the Company adopted this standard using the modified retrospective approach with no material impact to the consolidated financial statements.

Accounting Standards Update No. 2017-04 (ASU 2017-04) Simplifying the Test for Goodwill Impairment, simplifies the accounting for goodwill impairment by eliminating Step 2 of the goodwill impairment test under Accounting Standards Codification (ASC) 350. Entities will now record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value. This standard was adopted prospectively on January 1, 2020, and did not have a material impact on the consolidated financial statements.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. New Accounting Standards (continued)

Accounting Standards Update No. 2018-13 (ASU 2018-13) Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement no longer requires entities to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, and also eliminates the requirement to disclose an entity’s valuation process for Level 3 fair value measurements.  The standard also adds disclosure requirements to report changes in unrealized gains and losses in other comprehensive income for recurring Level 3 fair value measurements as well as the range and weighted averaged used to develop significant unobservable inputs for recurring and nonrecurring Level 3 fair value measurements and how the weighted average was calculated. For certain unobservable inputs, an entity may disclose other quantitative information if doing so provides a more reasonable and rational reflection of the distribution of unobservable inputs than the weighted average. The Company adopted this standard on January 1, 2020. The impact of the adoption has been reflected in Note 14, Fair Value Measurements.

Accounting Standards Update No. 2018-15 (ASU 2018-15) Intangibles - Goodwill and Other - Internal Use Software (Subtopic 350-40), Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, requires a customer in a cloud computing arrangement that is a service contract to follow the internal use software guidance in ASC 350-40 to determine which implementation costs to capitalize as assets. The adoption of this standard on January 1, 2020 did not have a material impact on the consolidated financial statements.

Recent Accounting Guidance Not Yet Adopted

Accounting Standards Update 2019-12 (ASU 2019-12) Income Taxes (Topic 740) Simplifying the Accounting for Income Taxes simplifies accounting for income taxes when performing intraperiod allocation and calculating income taxes in interim periods.  ASU 2019-12 also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax goodwill.  For public companies, ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, including interim periods, with early adoption of all amendments in the same period permitted. The Company is currently assessing the impact of ASU 2019-12, but do not believe it will have a material impact on our consolidated financial statements.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. New Accounting Standards (continued)

Accounting Standards Update 2020-04 (ASU 2020-04) Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting provides temporary optional expedients and exceptions, subject to meeting certain criteria, for applying generally accepted accounting principles to contract modifications to ease the financial reporting burdens related to the expected market transition from LIBOR and other interbank offered rates. ASU 2020-04 is applied prospectively beginning March 12, 2020 through December 31, 2022. The Company is currently reviewing its financing facilities and other contracts that utilize LIBOR as the reference rate and is currently assessing the impact of ASU 2020-04 on our consolidated financial statements.

4. Servicing Advances, Net

Servicing advances, net consist of the following (in thousands):

	December 31,
	2020	2019

Principal and interest	$2,392	$1,980
Taxes and insurance	137,826	86,409
Default and other	34,485	44,441
Servicing advances	174,703	132,830
Less reserve for servicing advances	(14,097)	(13,200)
Total servicing advances, net	$160,606	$119,630

The provision for servicing advance losses was $9.5 million, $13.0 million, and $14.4 million for the years ended December 31, 2020,  2019, and 2018, respectively.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

5. Mortgage Loans Held For Sale, at Fair Value (continued)

5. Mortgage Loans Held for Sale, at Fair Value

Mortgage loans held for sale, at fair value, represents mortgage loans originated and held until sold to secondary market investors, such as GSEs or other third parties, or transferred into GNMA securitization pools. A summary of the unpaid principal balance of mortgage loans held for sale by type and the related aggregate fair value adjustments are presented below (in thousands):

	December 31,
	2020	2019

Government(1)	$2,564,936	$3,416,798
Conventional(2)	4,882,651	2,655,160
Jumbo and other	215,741	353,215
Fair value adjustment	344,402	213,949
Total mortgage loans held for sale, at fair value	$8,007,730	$6,639,122

(1)	Includes loans insured by FHA, VA, and the United States Department of Agriculture (USDA) eligible to transfer into GNMA securitization pools.

(2)	Includes loans eligible for sale to FNMA and FHLMC.

The following table summarizes the activity in the balance of mortgage loans held for sale (in thousands):

	Year Ended December 31,
	2020	2019

Fair value beginning of year	$6,639,122	$2,615,102
Mortgage loans originated and purchased	82,227,021	62,482,681
Proceeds on sales and payments received	(80,988,866)	(58,581,495)
Change in fair value (1)	130,453	122,834
Fair value end of year	$8,007,730	$6,639,122

(1)
Includes a $(7.8) million and $(0.4) million change in fair value adjustment for the years ended December 31, 2020 and 2019, respectively, recorded against certain balance sheet accounts, primarily reserves for repurchases, which are represented in other liabilities on the consolidated balance sheets.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

5. Mortgage Loans Held For Sale, at Fair Value (continued)

The total UPB and fair value of mortgage loans held for sale on non-accrual status are summarized below (in thousands):

	December 31,
	2020	2019

Non-accrual UPB	$39,863	$12,917
Non-accrual fair value	34,670	10,330

For certain loans transferred into GNMA securitization pools, Caliber, as the issuer and servicer, has the right to repurchase any individual loan in a GNMA securitization pool if that loan meets certain criteria, including being unpaid for three consecutive months. GNMA repurchased loans are repurchased to sell to third party investors or modified to transfer back to GNMA securitization pools. For the years ended December 31, 2020 and 2019, Caliber repurchased $1.7 billion and $1.0 billion of mortgage loans, respectively, out of GNMA securitization pools.

Gain on sale, net is comprised of the following (in thousands):

	Year Ended December 31,
	2020	2019	2018

Gain on sale	$2,289,404	$190,112	$135,865
Origination of mortgage servicing rights	698,684	946,257	551,270
Realized gain (loss) from derivative financial instruments	(673,987)	(206,327)	82,263
Change in fair value	138,219	123,220	(7,222)
Unrealized gain (loss) on derivative instruments	118,747	51,962	(23,775)
Provision for repurchases	(37,955)	(11,991)	(12,599)
Total gain on sale, net	$2,533,112	$1,093,233	$725,802

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

6. Mortgage Servicing Rights (MSRs) (continued)

6. Mortgage Servicing Rights (MSRs)

The Company recognizes MSRs when it sells loans it orginates on a servicing-retained basis to third parties or affiliates. In addition, certain MSRs are contributed to the Company by an affiliate. The MSRs give Caliber the contractual right to receive service fees and other remuneration in exchange for performing loan servicing functions on behalf of investors in mortgage loans and securities. The Company receives a base servicing fee from the investors ranging from 0.25% to 1.00% annually on the outstanding principal balances of the loans.

The activity related to MSRs is as follows (in thousands):

	Year Ended December 31,
	2020	2019

Fair value at beginning of year	$1,743,570	$1,744,687
MSRs retained upon sale	698,684	946,257
Contributions of servicing assets from affiliates	4,359	11,971
Sale of mortgage servicing rights	(118,138)	(310,275)
Other adjustments	(19,764)	(4,243)
Changes in fair value (1):
Changes in valuation inputs and assumptions	(475,851)	(281,552)
Other changes in fair value (2)	(676,029)	(363,275)
Fair value at end of year (3)	$1,156,831	$1,743,570

(1)
The change in fair value of MSR per the table above does not include $555.4 million and $79.2 million of MSR hedge gains for the years ended December 31, 2020 and 2019, respectively, and $(0.5) million change in fair value of servicing liability for the year ended December 31, 2020, which are included in the change in fair value of mortgage servicing rights on the consolidated statements of operations.

(2)	Represents the realization of expected cash flows over time, primarily due to borrower payments.

(3)	Balance includes $0.5 million and $10.0 million of fair value of MSRs on loans owned by an affiliate as of December 31, 2020 and 2019, respectively.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

7. Property and Equipment, net

Property and equipment, net is comprised of the following (in thousands):

	December 31,
	2020	2019

Software	$105,813	$75,621
IT equipment	32,630	37,702
Leasehold improvements	27,277	26,384
Furniture and fixtures	17,523	17,360
	183,243	157,067
Less accumulated depreciation and amortization	(106,188)	(89,715)
Total property and equipment, net	$77,055	$67,352

8. Prepaid Expenses and Other Assets

Prepaid expenses and other assets consist of the following (in thousands):

	December 31,
	2020	2019

Credit facilities receivable	119,397	12,193
Margin deposits placed with counterparties	70,538	19,610
Goodwill and intangible assets	64,937	64,937
Operating lease right-of-use assets	55,946	62,354
Prepaid expenses	32,400	22,007
Loans in process and settlements in process	27,530	17,416
Receivable for foreclosed loans backed by government guarantee	7,103	23,554
Other assets	52,406	52,372
Total prepaid expenses and other assets	$430,257	$274,443

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

9. Other Liabilities

9. Other Liabilities

Other liabilities consist of the following (in thousands):

	December 31,
	2020	2019

Deferred tax liability, net	$232,543	$148,700
Operating lease liabilities	69,580	78,178
Reserve for repurchases and indemnifications	38,986	18,410
Current tax liability, net	15,117	—
Acquisition earnout	—	1,833
Other	30,145	62,101
Total other liabilities	$386,371	$309,222

Certain loan sale agreements include provisions requiring the Company to repurchase a loan if a borrower fails to make certain initial loan payments or if the accompanying mortgage loan fails to meet customary representations and warranties. These representations and warranties are made to the loan purchasers about various characteristics of the loans, such as manner of origination, the nature and extent of underwriting standards applied, and the types of documentation being provided and typically are in place for the life of the loan. In addition, an investor may request that the Company refund a portion of the premium paid on the sale of mortgage loans if a loan is prepaid within a certain amount of time from the date of sale.

The Company records a provision for estimated repurchases and premium recapture on loans sold, which is recorded as a component of gain on sale, net. The reserve for repurchases is included as a component of other liabilities. Reserve levels are a function of expected losses based on actual pending and expected claims, repurchase requests, historical experience, and loan volume. The Company evaluates the adequacy of the reserve based on the current regulatory environment and changes to the framework, and adjusts the reserve to reflect the best estimate of probable future losses.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

10. Reserve for Repurchases and Indemnifications (continued)

The activity of the outstanding repurchase and indemnification reserves was as follows (in thousands):

	December 31,
	2020	2019

Reserves, beginning of year	$18,410	$20,735
Additions	37,955	11,991
Charge-offs and other adjustments	(17,379)	(14,316)
Reserves, end of year	$38,986	$18,410

Caliber Home Loans, Inc. and Subsidiaries

Notes to Combined Financial Statements (continued)

11. Derivative Financial Instruments

The following tables provide the outstanding notional balances and fair values of outstanding positions for the dates indicated, and recorded gains (losses) during the periods indicated (in thousands):

	December 31, 2020		Year Ended December 31, 2020
	Outstanding Notional	Fair Value	Recorded Gain (Loss)

Assets:
IRLCs	$11,429,236	$264,864	$190,292
LPCs	1,212,439	8,011	(20)
Correspondent mandatory commitments	15,918	261	225
Forward commitments	5,826,403	37,899	25,773
Options on Treasury futures	2,700,000	4,453	3,592
Treasury futures	—	—	(164)
Options on Eurodollar futures	—	—	(38)
Liabilities:
IRLCs	49,395	(185)	384
LPCs	300,648	(1,158)	676
Correspondent mandatory commitments	2,411	(15)	(15)
Forward commitments	16,936,666	(93,927)	(75,519)
Treasury futures	—	—	1,796
Deposits placed with counterparties		70,538
Deposits received from counterparties		20

 Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

11. Derivative Financial Instruments (continued)

	December 31, 2019		Year Ended December 31, 2019
	Outstanding Notional	Fair Value	Recorded Gain (Loss)

Assets:
IRLCs	$4,859,237	$74,572	$46,887
LPCs	1,230,084	8,031	2,463
Correspondent mandatory commitments	5,982	36	31
Forward commitments	4,811,044	12,126	(9,956)
Options on Treasury futures	7,000,200	5,313	(9,462)
Treasury futures	89,900	164	(4,442)
Options on Eurodollar futures	750,000	262	250
Liabilities:
IRLCs	218,425	(569)	(270)
LPCs	583,225	(1,834)	(1,749)
Forward commitments	10,414,308	(18,408)	6,173
Treasury futures	5,500	(1,796)	2,035
Eurodollar futures	—	—	180
Deposits placed with counterparties		19,610
Deposits received from counterparties		1,351

Interest rate lock commitments represent an agreement to extend credit to a mortgage applicant whereby the interest rate is set prior to funding. Loan purchase commitments represent an agreement to purchase loans from a third party originator also whereby the interest rate is set prior to funding. These loan commitments bind the Company (subject to the loan approval process) to fund the loan at the specified rate, regardless of whether interest rates have changed between the commitment date and the loan funding date. As such, outstanding IRLCs and LPCs are subject to interest rate risk and related price risk during the period from the date of the commitment through the loan funding date or expiration date. The borrower is not obligated to obtain the loan; thus, the Company is subject to fallout risk (“pull-through”) related to IRLCs and LPCs, which is realized if approved borrowers choose not to close on the loans within the terms of the commitments.

Correspondent mandatory commitments represent a loan sales agreement in which a correspondent seller commits to deliver a certain principal amount of mortgage loans to the Company at a specified price on or before a specified date. The Company is obligated to maintain its agreed-upon price regardless of changes in the marketplace. The correspondent seller is obligated to deliver the agreed-upon amount of mortgage loans. If the correspondent seller fails to deliver the amount of mortgages necessary to fulfill the commitment by the specified date, it is obligated to pay a “pair-off” fee, based on then-current market prices, to the Company to compensate for any delivery shortfall.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

11. Derivative Financial Instruments (continued)

Mortgage loans held for sale, which the Company carries at fair value, are subject to interest rate and price risk from the loan funding date until the date the loan is sold into the secondary market. Generally, the fair value of a loan will decline in value in the secondary market when interest rates increase and will rise in value when interest rates decrease. The Company is also exposed to risk relative to the fair value of its MSRs. The Company is exposed to loss in fair value of its MSRs when interest rates decrease. To mitigate interest rate and price risk on the IRLCs, mortgage loans held for sale, and MSRs, the Company enters into futures, options, and forward commitments to provide an economic hedge.

The initial and subsequent changes in the value of IRLCs, LPCs, and correspondent mandatory commitments are recorded as a component of gain on sale, net in the consolidated statements of operations. Changes in fair value of the derivative financial instruments used to hedge IRLCs, LPCs, and mortgage loans held for sale are included in gain on sale, net on the consolidated statements of operations, and changes in fair value of the derivative financial instruments used to hedge MSRs are included in change in fair value of mortgage servicing rights on the consolidated statements of operations.

12. Debt

A summary of the balances of debt for the dates indicated is presented below (in thousands):

			December 31, 2020		December 31, 2019
	Maturity	Capacity	Principal Outstanding	Collateral Pledged (1)	Principal Outstanding	Collateral Pledged (1)

Vericrest Financial Advance Trust 2012-ADV1A (2)	12/7/2020	$—	$—	$—	$18,436	$19,314
Servicer advance facility (3)	12/22/2021	27,571	27,571	35,031	27,710	36,205
Caliber Advance Receivables Trust 2020-ADV1	8/1/2022	250,000	45,573	60,040	—	—
GMSR servicing advance VFN repo (4)	4/20/2022	40,000	40,000	46,288	—	—
Servicer advance facilities principal amount			113,144	141,359	46,146	55,519
Debt issuance costs			(3,179)	—	(86)	—
Servicer advance facilities, net			$109,965	$141,359	$46,060	$55,519
Servicer advance wt. average interest rate			3.87%		4.06%

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

12. Debt (continued)

			December 31, 2020		December 31, 2019
	Maturity	Capacity	Principal Outstanding	Collateral Pledged (1)	Principal Outstanding	Collateral Pledged (1)

Warehouse A (5)	2/24/2021	$750,000	$651,863	$661,229	$739,006	$748,247
Warehouse B (4)	10/22/2021	2,425,000	2,399,484	2,494,074	1,518,986	1,527,006
Warehouse C	6/29/2021	950,000	945,160	964,654	938,136	948,353
Warehouse D	6/29/2021	400,000	356,053	366,669	588,913	602,458
Warehouse E (6)	1/11/2021	500,000	435,703	453,113	578,531	600,146
Warehouse F (7)	2/23/2021	250,000	243,010	245,823	234,695	237,302
Warehouse G	5/7/2021	350,000	69,162	78,252	278,415	295,800
Warehouse H (8)	7/26/2021	950,000	898,861	920,178	596,271	611,178
Warehouse I	8/27/2021	500,000	303,740	316,207	486,787	504,038
Warehouse J (3)	12/22/2021	472,429	471,758	471,921	357,886	361,846
Warehouse K	10/14/2022	650,000	600,150	617,990	—	—
Warehouse facilities principal amount			7,374,944	7,590,110	6,317,626	6,436,374
Debt issuance costs			(5,751)	—	(1,493)	—
Warehouse credit facilities, net			$7,369,193	$7,590,110	$6,316,133	$6,436,374
Warehouse wt. average interest rate			2.14%		3.57%

MSR facility A	7/10/2024	$250,000	$177,000	$246,024	$208,000	$307,130
MSR facility B	7/8/2024	550,000	368,000	562,833	430,000	692,976
MSR variable funding note repo (4)	4/20/2022	35,000	35,000	50,269	115,000	259,003
GMSR series term notes	5/25/2023	325,000	325,000	391,971	325,000	464,286
MSR facilities principal amount			905,000	1,251,097	1,078,000	1,723,395
Debt issuance costs			(5,102)	—	(6,776)	—
MSR financing facilities, net			$899,898	$1,251,097	$1,071,224	$1,723,395
MSR facilities wt. average interest rate			3.32%		4.93%

(1)
Collateral must be maintained at or above levels specified in the various debt agreements. Outstanding borrowings are monitored and the Company is required to deliver additional collateral if the fair value of the underlying collateral falls below the various specified amounts.

(2)	This advance facility was paid in full on July 16, 2020.

(3)
Advance facility is with the lending institution with whom the Company also holds the Warehouse J line of credit. The maximum borrowing sublimit for the servicer advance facility is $45.0 million, and the maximum borrowing limit for the lender is $500.0 million.

(4)
GMSR servicing advance VFN repo is with the lending institution with whom the Company also holds the Warehouse B line of credit and the MSR variable funding note repo. The combined maximum borrowing sublimit for the two VFN repos is $250.0 million, and the maximum temporary aggregate base borrowing limit for the lender is $2.50 billion through March 31, 2021, and thereafter, $2.25 billion. As of December 31, 2020, the Company’s total risk under repurchase agreements with Credit Suisse Group AG was $325.0 million. Caliber incurs a commitment fee of 0.50% per annum of the VFN repo committed sublimit as well as a commitment fee for Warehouse B equal to the product of $500 million and 0.375% per annum.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

12. Debt (continued)

(5)	Subsequent to December 31, 2020, the capacity of this facility was increased to $1.0 billion and extended through February 23, 2022.

(6)	Subsequent to December 31, 2020, this facility was extended through February 12, 2022.

(7)	Subsequent to December 31, 2020, this facility was extended through March 25, 2021.

(8)	This facility has a temporary size increase of $200.0 million through January 15, 2021.

Accrued interest payable, which is presented in accounts payable and accrued expenses on the consolidated balance sheets, was $11.4 million and $14.5 million as of December 31, 2020 and 2019, respectively for the above facilities. The Company is charged variable interest rates on amounts borrowed under all facilities.

Servicer Advance Facilities

Servicer advance facilities are used to finance certain reimbursable servicing advances.

Caliber Advance Receivables Trust (CART) was formed in July 2020 for the purpose of financing certain reimbursable FNMA and FHLMC servicer advances.

In October 2020, Caliber created the servicer advance PC which represents a beneficial interest in certain GNMA reimbursable servicer advances. The servicer advance PC was contributed to the GMSR Trust in exchange for the servicer advance VFN. Caliber simultaneously entered a master repurchase agreement to borrow against the value of the servicer advance VFN with the lending institution with whom the Company also holds the Warehouse B warehouse line of credit and the MSR variable funding note repo.

Warehouse Credit Facilities

In order to facilitate the origination and sale of mortgage loans held for sale, the Company enters into various agreements with warehouse lenders. Such agreements are in the form of repurchase agreements with banks and other financial institutions. Mortgage repurchase financing arrangements are collateralized by the underlying mortgage loans. These transfers do not meet the criteria for sale accounting and are therefore recorded as secured borrowings in which the assets remain on the balance sheet within mortgage loans held for sale, at fair value and the proceeds from the transaction are recognized as a liability in warehouse credit facilities, net.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

12. Debt (continued)

In September 2020, the Company formed Caliber Mortgage Participant I, LLC for the purpose of warehousing loans held for sale held by Caliber. In October 2020, Caliber created a participation interest in the loans held for sale and issues that interest to the Initial Participant. The Initial Participant then entered into a repurchase agreement with Warehouse K, backed by a full guarantee by Caliber, to finance the participation interest.

MSR Financing Facilities

The MSR financing facilities are collateralized by the Company’s FNMA, FHLMC, and GNMA MSRs. .

GMSR series term notes were issued in two classes, Class A Term Notes and Class B Term Notes. The initial note balance for the Class A Term Notes was $278.6 million, and for the Class B Term Notes, $46.4 million. The Term Notes have an optional extension period not to extend two years past the stated maturity date.

Variable Interest Entities

In the normal course of business, the Company enters into various types of transactions with SPEs determined to be VIEs, which primarily consist of securitization trusts established for a limited purpose. Generally, these SPEs are formed for the purpose of securitization transactions in which the Company transfers assets to an SPE, which then issues to investors various forms of debt obligations supported by those assets.

The Company has determined that the SPEs created in connection with certain advance facilities, Warehouse K, and certain MSR financing facilities should be consolidated as the Company is the primary beneficiary of each of these entities.

A summary of the assets and liabilities of VIEs included in the Company’s consolidated financial statements is presented below for the periods indicated (in thousands):

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

12. Debt (continued)

	December 31, 2020			December 31, 2019
	Servicer advance Facilities	Warehouse facilities	MSR financing facilities	Servicer advance Facilities	Warehouse facilities	MSR financing facilities
Assets
Cash and cash equivalents	$—	$1,065	$—	$—	$—	$—
Servicing advances, net	104,510	—	—	22,017	—	—
Mortgage loans held for sale, at fair value	—	617,990	—	—	—	—
Mortgage servicing rights, at fair value	—	—	310,454	—	—	614,795
Prepaid expenses and other assets	24,774	—	337,365	1,619	—	158,930
Total assets	129,284	619,055	647,819	23,636	—	773,725

Liabilities
Accounts payable and accrued expenses	43,414	24,486	109	13,213	—	252
Servicer advance facilities, net	85,625	—	—	18,350	—	—
Warehouse credit facilities, net	—	595,976	—	—	—	—
MSR financing facilities, net	—	—	365,853	—	—	508,581
Total liabilities	$129,039	$620,462	$365,962	$31,563	$—	$508,833

Financial Covenants

As of December 31, 2020, the Company was in compliance with the covenants on its borrowing arrangements and credit facilities. These covenants generally relate to the Company’s profitability, tangible net worth, liquidity reserves, leverage requirements and limit dividends and distributions.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

13. Income Taxes

13. Income Taxes (continued)

Income tax expense attributable to income from continuing operations consists of (in thousands):

	Year Ended December 31,
	2020	2019	2018
Current
Federal	$101,640	$—	$—
State & Local	41,268	11	23
	142,908	11	23
Deferred
Federal	75,004	6,205	35,012
State & Local	7,751	389	12,173
	82,755	6,594	47,185
Total income tax expense (benefit)	$225,663	$6,605	$47,208

The reconciliation between the federal statutory income tax rates and the Company’s effective consolidated income tax rate from continuing operations is as follows (dollars in thousands):

	Year Ended December 31,
	2020		2019		2018
	Tax Amount	Rate	Tax Amount	Rate	Tax Amount	Rate
Tax expense at federal statutory rate	$187,081	21.00%	$5,929	21.00%	$37,012	21.00%

State taxes, net of federal benefit	38,713	4.35%	319	1.13%	9,639	5.47%
Change in valuation allowance	12	—%	—	—%	—	—%
Other	(143)	(0.02)%	357	1.26%	557	0.32%
Total income tax expense (benefit)	225,663	25.33%	6,605	23.39%	47,208	26.79%

The Company’s effective income tax rate from continuing operations was 25.33%, 23.39%, and 26.79% for the years ended December 31, 2020, 2019, and 2018 respectively, compared to the statutory rate of 21.00%. Several factors influence the effective tax rate. Items increasing the rate include income taxes paid in various state jurisdictions and meals, entertainment, and qualified transportation expenses which are non-deductible for income tax purposes.

Deferred income tax amounts reflect the net tax effect of basis differences in assets and liabilities for financial reporting and income tax purposes and the Company’s tax attribute carryforwards. Significant components of the Company’s deferred tax assets and liabilities are comprised of the following (in thousands):

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

13. Income Taxes (continued)

	December 31
	2020	2019
Deferred Tax Assets
Net operating loss carryforwards	$15,514	$170,854
Accruals	9,842	5,423
Reserves for repurchases, indemnifications, and servicer advances	13,257	7,789
Operating lease liability	17,377	19,264
Property and equipment, net	—	28
Other, net	8,551	4,118
Total Deferred Tax Assets	64,541	207,476

Deferred Tax Liabilities
Mortgage servicing rights, net	(224,369)	(324,122)
Goodwill	(2,636)	(738)
Unrealized gain on derivatives	(44,779)	(15,952)
Operating lease right-of-use asset	(13,972)	(15,364)
Property and equipment, net	(11,316)	—
Total Deferred Tax Liabilities	(297,072)	(356,176)

Valuation allowance	(12)	—

Net Deferred Tax Asset / (Liability) (1)	$(232,543)	$(148,700)

(1) The net deferred tax liability of $232.5 million and $148.7 million as of December 31, 2020 and 2019, respectively, is included in other liabilities on the consolidated balance sheets.

Caliber Home Loans, Inc. and Caliber Funding, LLC (formerly taxed as a disregarded entity for US tax purposes) merged effective August 1, 2013. Since the transaction was not considered a business combination, there were no purchase accounting entries made to deferred taxes. However, Caliber Funding LLC (Funding) experienced an ownership change as a result of the transaction, causing a limitation on the annual use of the net operating loss carryforwards from Funding. Gross accumulated net operating losses giving rise to deferred tax assets consist of $20.4 million as of December 31, 2020, of which $20.4 million is attributable to Funding. The federal net operating losses of Funding are subject to an annual Internal Revenue Code Section 382 limitation of $5.8 million.  The combined federal net operating losses will begin to expire in 2030.

Caliber Home Loans, Inc. and Caliber Funding, LLC also have state net operating losses giving rise to deferred tax assets of $155.5 million as of December 31, 2020. The state net operating losses are subject to certain state limitations and begin to expire between 2027 and 2041.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

13. Income Taxes (continued)

The Company regularly reviews the carrying amount of its deferred tax assets to determine if a valuation allowance is necessary. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers all available evidence, both positive and negative, in evaluating the need for a valuation allowance. Significant judgment is required in assessing future earnings trends, the timing of reversals of temporary differences, projected future taxable income, as well as tax planning strategies. The Company’s evaluation is based on current tax laws as well as management’s expectations of future performance. During the year ended December 31, 2020, the Company recorded a valuation allowance of $12 thousand related to net operating loss carryforwards in certain state jurisdictions, as the Company does not anticipate the utilization of these losses in future years. The valuation allowance is entirely attributable to Alabama and Georgia, where the net operating losses were subject to a limitation under Section 382, which would prevent the utilization of those losses prior to their expiration.

The Company analyzes uncertain income tax positions in accordance with ASC 740, Income Taxes, as required by generally accepted accounting principles. To the extent a tax position does not meet a more likely than not level of certainty, no benefit is recognized in the consolidated financial statements. If a position meets the more likely than not level of certainty, it is recognized in the consolidated financial statements at the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company’s policy is to analyze the tax positions taken with respect to all applicable income tax issues for all open tax years (in each respective jurisdiction). As of December 31, 2020 and 2019, the Company concluded that no uncertain tax positions were required to be recognized in the consolidated financial statements. It is the Company’s practice to recognize interest and penalties related to income tax matters in income tax expense. No amounts were recognized for interest and penalties during the years ended  December 31, 2020, 2019, or 2018.

The Company files income tax returns in the U.S. federal jurisdiction and numerous state jurisdictions and is subject to routine audits by these taxing jurisdictions; however, there are currently no income tax audits for any tax periods in progress. As of December 31, 2020, the Company is no longer subject to U.S. federal income tax examinations for tax years prior to 2017 and state income tax examinations prior to 2016.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

14. Concentrations of Risk

14. Concentrations of Risk (continued)

Risks and Uncertainties

In the ordinary course of business, the Company will encounter certain economic and regulatory risks. Economic risks include credit risk, interest rate risk and market risk. Credit risk is the risk of default, primarily in the loan portfolio that results from borrowers’ inability or unwillingness to make contractually required payments. Interest rate risk is the risk that the valuation of the Company’s interest sensitive assets and liabilities and its net interest income will change due to changes in interest rates. Market risk includes the inability of prospective borrowers to engage in home purchase transactions or mortgage refinances. Regulatory risks include administrative enforcement actions and/or civil or criminal liability resulting from any alleged failure to comply with the laws and regulations applicable to the Company’s business.

Concentrations

The Company originated or purchased loans in 50 states and the District of Columbia, with significant activity (approximately 5% or greater of total originations) in the following states:

Percentage of Originations
2020
State:
California	17.48%
Washington	14.74
Florida	9.41
Texas	5.42

2019
State:
California	19.12%
Washington	10.45
Florida	8.68
Texas	5.75
Colorado	5.12

The total unpaid principal balance of the servicing portfolio, including mortgage loans held for sale, was approximately $152.7 billion and $148.4 billion as of December 31, 2020 and 2019, respectively.  Of this population, the unpaid principal balance of loans originated by the Company and sold servicing retained was $131.5 billion and $121.2 billion as of December 31, 2020 and 2019, respectively. The Company serviced loans in 50 states, the District of Columbia, Guam, Puerto Rico, and the Virgin Islands with significant activity (approximately 5% or greater of total servicing) in the following states:

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

14. Concentrations of Risk (continued)

Percentage of Servicing Unpaid Principal Balance
2020
State:
California	16.53%
Washington	10.90
Florida	10.29
Texas	6.32

2019
State:
California	18.36%
Florida	9.34
Washington	8.39
Texas	6.42
New Jersey	4.92

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

14. Concentrations of Risk (continued)

Significant Customers

The following table presents newly originated loans that the Company sold to investors or transferred into GNMA securitization pools (in thousands):

	Year Ended December 31,
	2020		2019

GNMA	$24,424,824	30.9%	$25,859,985	45.2%
FHLMC	31,827,008	40.3	17,323,691	30.3
FNMA	19,973,772	25.3	9,171,012	16.0
Other	2,759,312	3.5	4,863,246	8.5
	$78,984,916	100.0%	$57,217,935	100.0%

The following table presents the percentage of unpaid principal balance of loans serviced by the Company that are owned by affiliates or other third parties:

	December 31,
	2020	2019

GNMA	29.1%	36.2%
FHLMC	39.0	33.9
FNMA	23.1	19.1
Affiliate	4.1	6.1
Other	4.7	4.7
	100.0%	100.0%

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

14. Concentrations of Risk (continued)

Servicing Portfolio Characteristics

The characteristics of the loan and property assets serviced by the Company are as follows:

	December 31,
	2020	2019

Performing loans	93.4%	95.1%
Nonperforming loans	5.0	2.4
Real estate owned	1.6	2.5
	100.0%	100.0%

Nonperforming loans are defined as being greater than 90 days contractually past due.

15. Related-Party Transactions

In performing the servicing functions on loans owned by affiliates, the Company earns servicing-related fees. In addition, the Company settles transactions with its affiliates for servicing advances and cost associated with due diligence performed on behalf of the affiliates. The Company earned approximately $31.6 million, $57.4 million, and $83.8 million in servicing-related fees from affiliates in 2020, 2019 and 2018, respectively. At December 31, 2020 and 2019, the Company had outstanding advances of $1.7 million and $2.0 million, respectively, on loans serviced on behalf of affiliates.

At December 31, 2019, the Company had receivables of $0.5 million primarily for due diligence costs incurred on behalf of the affiliates, which are included in prepaid expenses and other assets on the consolidated balance sheets.

During 2020 and 2019, respectively, $4.4 million and $12.0 million of fair value of servicing rights on nonperforming loans associated with securitizations structured by an affiliate were contributed to the Company. These servicing rights are short term in nature due to the fact that the securitization notes can be called at the end of the first year and re-performing loans are regularly purchased out of the securitization for resale on a servicing released basis by the affiliated entity. The affiliates also limit transferability of the servicing rights and add additional operational and reporting requirements. These contributions were recorded net of deferred taxes of $1.1 million and $2.9 million, respectively, to additional paid-in capital.

During 2020 and 2019, respectively, Caliber sold originated non-agency mortgage loans with an unpaid principal balance of $431.4 million and $1.5 billion to an affiliate, resulting in a gain of $10.4 million and $31.0 million for the years ended December 31, 2020 and 2019, respectively, which is included in gain on sale, net on the consolidated statements of operations.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

15. Related-Party Transactions (continued)

16. Employee Benefit Plans

The Company offers all eligible employees a defined contribution 401(k) plan. Employees are eligible to participate in the plan on the first day of the month following 30 days of service and may contribute up to 75% of their eligible compensation up to the allowable amount under the Internal Revenue Code. The Company offers a discretionary match of 50% of the first 6% contributed by employees. Employees vest in the Company discretionary match on a graded vesting schedule at 25% per completed year of service.

Certain key employees of Caliber participate in a long term cash incentive plan of LSF6 Mid-Servicer Holdings, LLC.  Caliber recognizes compensation expense according to the plan provisions which is primarily based on certain triggers, such as a change of control.

Total expense recognized in connection with these plans was approximately $15.5 million,  $10.8 million and $14.2 million for 2020, 2019 and 2018, respectively, which is included in compensation and benefits on the consolidated statements of operations.

17. Fair Value Measurements

ASC 820, Fair Value Measurements, provides a definition of fair value, establishes a framework for measuring fair value, and requires expanded disclosures about fair value measurements. The standard applies when GAAP requires or allows assets or liabilities to be measured at fair value and, therefore, does not expand the use of fair value in any new circumstance.

ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a three-tiered fair value hierarchy based on the level of observable inputs used in the measurement of fair value (i.e., Level 1 represents quoted prices for identical assets or liabilities in an active market; Level 2 represents values using observable inputs, other than quoted prices included within Level 1; and Level 3 represents estimated values based on significant unobservable inputs). In addition, ASC 820 requires an entity to consider all aspects of nonperformance risk, including its own credit standing, when measuring the fair value of a liability. Under ASC 820, related disclosures are segregated for assets and liabilities measured at fair value based on the level used within the hierarchy to determine their fair values.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

17. Fair Value Measurements (continued)

The following describes the methods and assumptions used by the Company in estimating fair values:

Cash and Cash Equivalents, Restricted Cash

The carrying value of cash and cash equivalents and restricted cash reported in the consolidated balance sheets approximates fair value. Cash and cash equivalents and restricted cash are classified as Level 1.

Mortgage Loans Held for Sale

The Company measures mortgage loans held for sale at fair value. Mortgage loans held for sale are valued using a market approach by utilizing: (i) the fair value of securities backed by similar mortgage loans, adjusted for certain factors to approximate the fair value of a whole mortgage loan, including the value attributable to mortgage servicing and credit risk; (ii) current commitments to purchase loans; or (iii) recent observable market trades for similar loans, adjusted for credit risk and other individual loan characteristics. As these prices are derived from market prices, the Company classifies these valuations as Level 2 in the fair value disclosures.

Mortgage Servicing Rights (MSR)

The Company primarily estimates the fair value of its mortgage servicing rights by using a stochastic discounted cash flow model which includes assumptions for prepayment speeds, discount rates, delinquency and foreclosure projections, servicing costs, and other assumptions. Management believes these assumptions are comparable to market-based assumptions used by other market participants in valuing MSRs. These assumptions require the use of judgment and can have a significant impact on the determination of the MSR’s fair value. Accordingly, the Company classifies these valuations as Level 3 in the fair value disclosures. Changes in fair value of these servicing rights are recorded to the change in fair value of mortgage servicing rights on the consolidated statements of operations.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

17. Fair Value Measurements (continued)

Derivative Instruments

The Company enters into a variety of derivative financial instruments as part of its hedging strategy and carries these instruments at fair value on the consolidated balance sheets.

The Company enters into IRLCs and LPCs with prospective borrowers and other loan originators. These commitments are carried at fair value, which is computed based on quoted agency pricing and the Company’s estimate of the value pull-through rates. Pull-through rate is a significant unobservable input used in the fair value measurement of IRLCs and LPCs. A significant increase or decrease in the pull-through rate could result in a material increase or decrease in the fair value of IRLCs and LPCs, respectively. The Company classifies IRLCs and LPCs as Level 3 in the fair value disclosures.

The Company enters into correspondent mandatory commitments with correspondent sellers. These commitments are carried at fair value based on quoted agency pricing and the Company’s estimate of the value of the related MSR. Because the inputs used by the Company include significant unobservable inputs such as MSR values and this can have a significant impact on the calculated fair value, the Company classifies the correspondent mandatory commitments as Level 3 in the fair value disclosures.

Forward commitments, Treasury and Eurodollar futures, and options on Treasury and Eurodollar futures are used to mitigate the interest rate risk impact on IRLCs, mortgage loans held for sale, and MSRs. The estimated fair value of these derivative instruments are based on exchange prices or dealer market price and are therefore classified as Level 2 in the fair value disclosures.

Earnout

A contingent earnout liability has resulted from the Company’s acquisition of certain loan origination operations and certain assets from various third party entities. The deferred purchase price is contingent upon funded loan volume or future net income during the earnout period following the acquisition date, and is therefore classified as Level 3 in the fair value disclosures.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

17. Fair Value Measurements (continued)

Loans Eligible for Repurchase From GNMA

The Company has the unilateral right to repurchase these delinquent loans and records the right to repurchase these loans at their unpaid principal balances, the carrying amount reported on the consolidated balance sheets, which approximates fair value. These loans eligible for repurchase are classified as Level 2.

Servicer Advance Facilities, Warehouse Credit Facilities, and MSR Financing Facilities

Each of the Company’s debt facilities bears interest at a rate that is periodically adjusted based on a market index; therefore, the carrying amount on the consolidated balance sheets approximates fair value. These debt facilities are classified as Level 2.

The estimated carrying amount and fair value of the Company’s financial instruments and other assets and liabilities measured at fair value on a recurring basis are as follows for the dates indicated (in thousands):

		Fair Value
	Carrying Amount	Level 1	Level 2	Level 3
December 31, 2020
Assets
Mortgage loans held for sale	$8,007,730	$—	$8,007,730	$—
MSRs	1,156,831	—	—	1,156,831
Derivative financial instruments:
IRLCs	264,864	—	—	264,864
LPCs	8,011	—	—	8,011
Correspondent mandatory commitments	261	—	—	261
Forward commitments	37,899	—	37,899	—
Options on Treasury futures	4,453	—	4,453	—

Liabilities
Derivative financial instruments:
IRLCs	$185	$—	$—	$185
LPCs	1,158	—	—	1,158
Correspondent mandatory commitments	15	—	—	15
Forward commitments	93,927	—	93,927	—

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

17. Fair Value Measurements (continued)

		Fair Value
	Carrying Amount	Level 1	Level 2	Level 3
December 31, 2019
Assets
Mortgage loans held for sale	$6,639,122	$—	$6,639,122	$—
MSRs	1,743,570	—	—	1,743,570
Derivative financial instruments:
IRLCs	74,572	—	—	74,572
LPCs	8,031	—	—	8,031
Correspondent mandatory commitments	36	—	—	36
Forward commitments	12,126	—	12,126	—
Options on Treasury futures	5,313	—	5,313	—
Treasury futures	164	—	164	—
Options on Eurodollar futures	262	—	262	—

Liabilities
Derivative financial instruments:
IRLCs	$569	$—	$—	$569
LPCs	1,834	—	—	1,834
Forward commitments	18,408	—	18,408	—
Treasury futures	1,796	—	1,796	—
Contingent liability (Earnout)	1,833	—	—	1,833

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

17. Fair Value Measurements (continued)

The table below presents a reconciliation of all of the Company’s Level 3 assets and liabilities measured at fair value on a recurring basis (in thousands):

	Year Ended December 31, 2020
	MSRs	IRLC, net	LPC, net	Correspondent Mandatory Commitments, net	Contingent liability (Earnout)

Fair value - beginning of period	$1,743,570	$74,003	$6,197	$36	$1,833
Total gains or losses included in earnings	—	190,676	656	210	—
Change in fair value	(1,151,880)	—	—	—	712
Issuances	698,684	—	—	—	—
Contributions	4,359	—	—	—	—
Sales	(118,138)	—	—	—	—
Other adjustments	(19,764)	—	—	—	—
Settlements	—	—	—	—	(2,545)
Fair value - end of period	$1,156,831	$264,679	$6,853	$246	$—

	Year Ended December 31, 2019
	MSRs	IRLC, net	LPC, net	Correspondent Mandatory Commitments, net	Contingent liability (Earnout)

Fair value - beginning of period	$1,744,687	$27,386	$5,483	$5	$4,716
Total gains or losses included in earnings	—	46,617	714	31	—
Change in fair value	(644,827)	—	—	—	265
Issuances	946,257	—	—	—	—
Contributions	11,971	—	—	—	—
Sales	(310,275)	—	—	—	—
Other adjustments	(4,243)	—	—	—	—
Settlements	—	—	—	—	(3,148)
Fair value - end of period	$1,743,570	$74,003	$6,197	$36	$1,833

Pull-through rate is a significant unobservable input used in the fair value measurement of IRLCs and LPCs. A significant increase or decrease in the pull-through rate could result in a material increase or decrease in the fair value of IRLCs and LPCs, respectively. The table below presents a quantitative summary of key unobservable inputs used in the valuation of IRLCs and LPCs:

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

17. Fair Value Measurements (continued)

	December 31,
	2020	2019
Pull-through rate:
Range	0% - 100%	0% - 100%
Weighted average	74.41%	75.49%

Prepayment speed, discount rate, and cost to service are significant unobservable inputs used in the fair value measurement of MSRs. Significant changes to either of these inputs could result in a material change in the MSR fair value measurement. The table below presents a quantitative summary of key economic inputs and assumptions used to measure the MSRs serviced for third parties, along with the hypothetical effect on the fair value of the MSRs using various unfavorable variations to the key assumptions (dollars in thousands, except cost to service per loan):

	December 31, 2020	December 31, 2019

MSR Asset - Servicing for Third Parties	$1,156,360	$1,733,588
Weighted average life	4.73	6.23
Prepayment speed (range)	16.3% - 20.9%	11.4% - 24.8%
Prepayment speed (wt. avg)	17.2%	11.8%
10% adverse change	$(68,212)	$(107,434)
20% adverse change	$(130,619)	$(176,008)
Option Adjusted Spread rate (range)	930 - 1,629	661 - 1,364
Option Adjusted Spread rate (wt. avg)	1,019	727
10% adverse change	$(36,805)	$(49,934)
20% adverse change	$(71,106)	$(96,926)
Cost to service per loan (range)	$79 - $148	$78 - $134
Cost to service per loan (wt. avg)	$100	$96
10% adverse change	$(20,339)	$(24,314)
20% adverse change	$(40,678)	$(48,629)

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

18. Commitments and Contingencies (continued)

18. Commitments and Contingencies

Litigation and Regulatory Matters

In the ordinary course of business, the Company and its subsidiaries are named as defendants in or parties to threatened litigation, including those related to regulation, litigation business transactions, employee-related matters and taxes, among others. In the Company’s opinion, the resolution of those proceedings will not have a material effect on its financial condition, results of operations, or cash flows.

The Company is subject to periodic audits and examinations, both formal and informal in nature, from various federal and state agencies, including those made as part of regulatory oversight of the Company’s mortgage origination, servicing and financing activities. Such audits and examinations could result in additional actions, penalties or fines by state or federal governmental bodies, regulators or the courts with respect to mortgage origination, servicing and financing activities, which may be applicable generally to the mortgage industry or to Caliber in particular.

Certain of the Company’s secondary market investors require minimum net worth (“capital”) requirements,  as specified in the respective selling and servicing agreements. In addition, these investors may require capital ratios in excess of the stated requirements to approve large servicing transfers. To the extent that these requirements are not met, the Company’s secondary market investors may utilize a range of remedies ranging from sanctions, suspension or ultimately termination of the Company’s selling and servicing agreements, which would prohibit the Company from further origination or securitizing these specific types of mortgage loans or being an approved servicer.

Among the company’s various capital requirements related to its outstanding selling and servicing agreements, the most restrictive of these requires Caliber to maintain a minimum net worth balance of approximately $379.1 million as of December 31, 2020. The Company has maintained compliance with selling and servicing capital requirements.

Commitments

As part of certain real estate operating lease agreements, the Company is required to maintain irrevocable letters of credit (LOCs) that can be drawn on by the applicable landlord in the case of default.   The total amount of LOCs maintained was $1.1 million and $4.1 million as of December 31, 2020 and 2019, respectively.  Additionally, in connection with these LOCs, the Company maintained cash collateral balances in the amount of $1.2 million and $4.2 million as of December 31, 2020 and 2019, respectively.  The cash collateral is presented as restricted cash in the consolidated balance sheets. Through report issue date, no events of default have occurred and therefore, no draws have been made on the letters of credit.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

18. Commitments and Contingencies (continued)

19. Leases

The Company’s operating leases relate primarily to office space, with remaining lease terms of generally 1 to 7 years. Certain lease arrangements contain options to extend the term for up to 5 years, at the then fair market rental rates. The lease of our corporate office has renewal options extending through 2038. As these extension options are not generally considered reasonably certain of exercise, they are not included in the lease term. As of December 31, 2020, operating lease ROU assets and lease liabilities were $55.9 million and $69.6 million, respectively.

The Company’s finance leases consist of various equipment leases with remaining lease terms of up to 2 years.

The table below summarizes the Company’s net  lease cost (in thousands):

	Year Ended December 31,
	2020	2019

Operating lease cost	$30,301	$28,974
Finance lease cost:
Amortization of finance right-of-use assets	3,542	6,244
Interest on finance lease liabilities	390	718
Short-term lease cost	3,149	2,178
Sublease income	(2,132)	(539)
Net lease cost	$35,249	$37,575

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

19. Leases (continued)

The following table presents other information related to the Company’s leases (dollars in thousands):

	Year Ended December 31,
	2020	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$32,978	$34,639
Financing cash flows from finance leases	4,226	4,965

Operating lease right-of-use assets recognized:
Upon adoption of ASU 2016-02	$—	$72,052
New leases	20,255	18,791
	$20,255	$90,843

Weighted-average remaining lease term - finance leases, in years	1.34	2.10
Weighted-average remaining least term - operating leases, in years	4.14	4.04
Weighted-average discount rate- finance leases	6.13%	6.41%
Weighted-average discount rate - operating leases	4.56%	5.50%

At December 31, 2020, the maturity of lease liabilities under non-cancelable leases were as follows (in thousands):

	Operating Leases	Finance Leases

2021	$26,040	$3,144
2022	18,278	978
2023	10,953	26
2024	7,017	—
2025 and thereafter	14,091	—
Total undiscounted cash flows	76,379	4,147
Less: imputed interest	6,799	165
Total lease liabilities	$69,580	$3,982

As of December 31, 2020, the Company had signed a real estate lease agreement with total non-cancelable lease payments of approximately $16.7 million  related to a lease that had not yet commenced.  The timing of lease commencement is dependent on the completion of build out of the facility; however, it is expected to commence in 2021. In accordance with ASC Topic 842, fixed minimum lease payments related to this lease are not included in the right-of-use assets and lease liabilities as of December 31, 2020.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

19. Leases (continued)

20. Segments

The Company’s Chief Executive Officer is its Chief Operating Decision Maker (“CODM”).  The Company has determined that it has two reportable segments—Local and Direct. The key factors used to identify these reportable segments are how the company allocates resources and the nature of those expenditures which drive customer acquisition. This determination reflects how the CODM monitors performance, allocates capital and makes strategic and operational decisions. The Company’s segments are described as follows:

Local

In the Local segment, the Company originates loans though our loan originators in local branch offices throughout the country or through mortgage brokers independent of the Company that source loan applications to multiple mortgage banks.  The Local Segment is particularly focused on purchase loans by growing, building, and maintaining the its relationships with partners, including brokers, realtors and homebuilders who have come to rely on the Company to provide superior customer service by delivering a predictable, timely and efficient mortgage process for the customers they introduce to the Company.

Revenues in the Local segment are generated primarily from the gain on sale of loans, which includes  revenues from sales of loans into the secondary market, as well as the fair value of originated MSRs and hedging gains and losses. Also included in revenues are loan origination fees.

Direct

In the Direct segment, the Company directly interacts with customers and potential customers using various performance marketing initiatives. The Direct Segment originates loans either though loan originators operating in call centers or through the acquisition of closed mortgage loans from other independent mortgage bankers and depository institutions. The Company relies on superior customer service and analytics to build strong relationships with its existing customers and to identify potential refinancing and purchase opportunities. Servicing activities are integral to the customer experience and allow the Company to maintain ongoing connectivity with our customers, which optimally positions us to recapture their future home financing needs.

Revenues in the Direct segment are generated primarily from the gain on sale of loans, which includes  revenues from sales of loans into the secondary market, as well as the fair value of originated MSRs and hedging gains and losses. Also included in revenues are loan origination fees. Loan servicing income consists of the contractual fees earned for servicing loans and other ancillary servicing fees, as well as changes in the fair value of MSRs due to changes in valuation assumptions and realization of cash flows.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

20. Segments (continued)

Other Information About Our Segments

The Company measures the performance of the segments primarily on a contribution margin basis. The accounting policies applied by our segments are the same as those described in Note 2, Significant Accounting Policies and the change in MSRs due to valuation assumptions is consistent with the changes described in Note 6, Mortgage Servicing Rights. Directly attributable expenses include salaries, commissions and team member benefits, general and administrative expenses and other expenses, such as servicing costs, marketing costs, IT costs, and origination costs. Expenses not allocated to segments include administrative costs of executive management and other corporate functions that are not directly attributable to the Company’s operating segments.

The Company does not allocate assets to its reportable segments as they are not included in the review performed by the CODM for purposes of assessing segment performance and allocating resources. The balance sheet is managed on a consolidated basis and is not used in the context of segment reporting.

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

20. Segments (continued)

The tables below presents key operating data for our business segments (in thousands) :

	Year Ended December 31, 2020
	Local	Direct	Total Company
Revenues:
Gain on sale, net	$2,050,775	$482,337	$2,533,112
Fee income	210,833	18,906	229,739
Servicing fees, net	—	501,950	501,950
Change in fair value of mortgage servicing rights	—	(596,954)	(596,954)
Other income	5,721	13,077	18,798
Total revenues	2,267,329	419,316	2,686,645
Interest income	126,918	60,173	187,091
Interest expense (1)	(98,683)	(71,937)	(170,620)
Plus: change in fair value of MSR due to valuation inputs and assumptions, net of hedge	—	(79,075)	(79,075)
Less: Depreciation and amortization	(6,922)	(4,400)	(11,322)
Less: Directly attributable expenses	(1,176,825)	(415,244)	(1,592,069)
Segment operating contribution	$1,111,817	$(91,167)	$1,020,650

(1) Includes loss on extinguishment of debt

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

20. Segments (continued)

	Year Ended December 31, 2019
	Local	Direct	Total Company
Revenues:
Gain on sale, net	$832,923	$260,310	$1,093,233
Fee income	133,179	31,555	164,734
Servicing fees, net	—	490,073	490,073
Change in fair value of mortgage servicing rights	—	(565,640)	(565,640)
Other income (loss)	8,086	4,291	12,377
Total revenues	974,188	220,589	1,194,777
Interest income	92,703	114,749	207,452
Interest expense (1)	(95,003)	(105,460)	(200,463)
Plus: change in fair value of MSR due to valuation inputs and assumptions, net of hedge	—	202,365	202,365
Less: Depreciation and amortization	(8,966)	(2,231)	(11,197)
Less: Directly attributable expenses	(723,390)	(269,964)	(993,354)
Segment operating contribution	$239,532	$160,048	$399,580

(1) Includes loss on extinguishment of debt

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
20. Segments (continued)

	Year Ended December 31, 2018
	Local	Direct	Total Company
Revenues:
Gain on sale, net	$639,282	$86,520	$725,802
Fee income	111,246	22,337	133,583
Servicing fees, net	—	485,514	485,514
Change in fair value of mortgage servicing rights	—	(110,086)	(110,086)
Other income	4,327	(61)	4,266
Total revenues	754,855	484,224	1,239,079
Interest income	77,418	71,354	148,772
Interest expense	(75,564)	(106,839)	(182,403)
Plus: change in fair value of MSR due to valuation inputs and assumptions, net of hedge	—	(113,390)	(113,390)
Less: Depreciation and amortization	(8,506)	(1,508)	(10,014)
Less: Directly attributable expenses	(639,635)	(213,501)	(853,136)
Segment operating contribution	$108,568	$120,340	$228,908

The following table represents a reconciliation of Operating Contribution to GAAP income before taxes (in thousands):

	Year Ended December 31,
	2020	2019	2018

Segment operating contribution	$1,020,650	$399,580	$228,908
Less: change in fair value of MSR due to valuation inputs and assumptions, net of hedge	79,075	(202,365)	113,390
	1,099,725	197,215	342,298
Less: expenses not allocated to segments	(208,863)	(168,983)	(166,051)
Net income before taxes	$890,862	$28,232	$176,247

Caliber Home Loans, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

20. Segments (continued)

21.  Earnings per Share

Basic earnings per share of common stock is determined using net income attributable to the Company’s common stockholders divided by the weighted average number of shares of common stock outstanding during the period.

The following table summarizes the basic earnings per share calculations (in thousands, except per share amounts):

	Year Ended December 31,
	2020	2019	2018

Net income	$665,199	$21,627	$129,039
Weighted average basic shares of common stock outstanding	119,172	119,172	119,172
Basic EPS	$5.58	$0.18	$1.08

22. Subsequent Events

The Company has evaluated subsequent events through March 22, 2021, the date these consolidated financial statements were available to be issued.